UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan (State of Incorporation)	32-0058047 (IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.        Submission of Matters to a Vote of Security Holders.

A special meeting (the “Special Meeting”) of the shareholders of ITC Holdings Corp. (“ITC”) was convened at 9:00 a.m., Eastern Time, on June 22, 2016 to consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 9, 2016 (as amended or modified from time to time, the “Merger Agreement”), among ITC, FortisUS Inc., Element Acquisition Sub Inc. and Fortis Inc. (the “Merger Proposal”), (ii) a proposal to approve, by non-binding advisory vote, compensation arrangements that will or may be paid by ITC to its named executive officers in connection with the merger contemplated by the Merger Agreement (the “Merger-Related Executive Compensation Proposal”) and (iii) a proposal to adjourn the Special Meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Proposal (the “Adjournment Proposal”).

There were 152,901,223 shares entitled to vote at the meeting and a total of 107,572,386 shares were represented at the meeting either in person or by proxy. For each of the foregoing proposals, a quorum was present for the purpose of the vote. ITC’s shareholders approved and adopted the Merger Proposal and approved each of the Merger-Related Executive Compensation Proposal and the Adjournment Proposal.  The following is a summary of the voting results for each proposal.

Proposal One – The Merger Proposal.

Votes For	Votes Against	Abstentions	Broker Non-Votes
105,015,473	1,854,528	702,385	0

Proposal Two – The Merger-Related Executive Compensation Proposal.

Votes For	Votes Against	Abstentions	Broker Non-Votes
92,675,306	14,135,341	761,739	0

Proposal Three – The Adjournment Proposal.

Votes For	Votes Against	Abstentions	Broker Non-Votes
99,740,959	7,129,971	701,456	0

Item 8.01.        Other Events.

On June 22, 2016, ITC issued a press release announcing the results of its special meeting of shareholders held on June 22, 2016.   A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

99.1	ITC Holdings Corp. Press Release, dated June 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 22, 2016

ITC HOLDINGS CORP.

By:	/s/ Christine Mason Soneral
Christine Mason Soneral
Its:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	ITC Holdings Corp. Press Release, dated June 22, 2016